UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Shutterstock, Inc.
(Exact name of registrant as specified in its charter)

Delaware	80-0812659
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

350 Fifth Avenue, 21st Floor
New York, NY 10118
(Address of Principal Executive Offices)

Shutterstock, Inc. 2022 Omnibus Equity Incentive Plan
(Full title of the plan)

Jarrod Yahes
Chief Financial Officer
Shutterstock, Inc.
350 Fifth Avenue, 21st Floor
New York, NY 10118
(Name and address of agent for service)

(646) 710-3417
(Telephone number, including area code, of agent for service)

Copy to:
Kimberly C. Petillo-Décossard, Esq.
Cahill Gordon & Reindel LLP
32 Old Slip
New York, NY 10005
(212) 701-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information in Part I relating to the Shutterstock, Inc. 2022 Omnibus Equity Incentive Plan (the “Plan”) will be sent or given to participants in the Plan as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the note to Part I of Form S-8, such documents will not be filed with the Securities Exchange Commission (the “Commission”) either as part of this registration statement on Form S-8 (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, previously filed by Shutterstock, Inc. (the “Company”) with the Commission, are hereby incorporated in this Registration Statement by reference as of their date of filing with the Commission:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on February 10, 2022;

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Commission on April 26, 2022;

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the Commission on July 26, 2022;

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the Commission on October 25, 2022;

•
The Company’s Current Reports on Form 8-K filed on April 20, 2022; May 3, 2022 (Item 5.02 only); May 11, 2022 (Items 1.01, 2.01, 2.03, 5.02 and 9.01 only); June 1, 2022; June 3, 2022; July 19, 2022;September 7, 2022; and October 19, 2022; and

•
The description of the Company’s common stock contained in the Company’s registration statement on Form 8-A (File No. 001-35669) filed with the Commission on September 27, 2012, including any amendment or report filed for the purpose of updating such description.

All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under this Registration Statement have been sold, or deregistering all securities then remaining unsold, are also incorporated herein by reference and shall be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes such statement.

Item 4.	Descriptions of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in effect, that any person made a party to any action by reason of the fact that he or she is or was a director, officer, employee or agent of a corporation may and, in some cases, must be indemnified by the corporation against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred by him or her as a result of such action and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal action, he had no reasonable cause to believe his conduct was unlawful. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the corporation, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for expenses.

The bylaws of the Company provides for indemnification, to the fullest extent permitted by the DGCL, to any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company, as a director, officer, or agent of another corporation, limited liability company, or other enterprise, against expenses (including attorneys’ fees), judgments, liabilities, losses, fines and amounts paid in settlement reasonably incurred by him or her in connection with such action, suit or proceeding. The Company may also, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by the DGCL.

The certificate of incorporation of the Company provides that no director is liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

The Company has entered into indemnification agreements with all of its directors and executive officers and has purchased directors’ and officers’ liability insurance. Any underwriting agreement may provide for indemnification by the underwriters of the issuer and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Exhibit Index immediately following the signature page of this Registration Statement.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   For purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 18, 2022.

SHUTTERSTOCK, INC.
By:	/s/ Jarrod Yahes
Jarrod Yahes
Chief Financial Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Paul Hennessy and Steve Ciardiello, and each of them, as attorney-in-fact and agent with full power of substitution and resubstitution, for him or her in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact, proxies and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies and agents, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Paul Hennessy	Chief Executive Officer and Director	November 18, 2022

/s/ Jarrod Yahes	Chief Financial Officer	November 18, 2022
(Principal Financial Officer)

/s/ Steve Ciardiello	Chief Accounting Officer	November 18, 2022
(Principal Accounting Officer)

/s/ Jonathan Oringer	Founder and Executive Chairman of	November 18, 2022
the Board

/s/ Deirdre Bigley	Director	November 18, 2022

/s/ Thomas R. Evans	Director	November 18, 2022

/s/ Alfonse Upshaw	Director	November 18, 2022

/s/ Rachna Bhasin	Director	November 18, 2022

EXHIBIT INDEX

Exhibit Number	Name
4.1
Amended and Restated Certificate of Incorporation of the Registrant (previously filed as Exhibit 3.2 to the Company’s 10-K, as amended (File No. 333-181376), filed on June 29, 2012, and incorporated herein by reference).

4.2	Amended and Restated Bylaws of the Registrant (previously filed as Exhibit 3.4 to the Company’s 10-K, as amended (File No. 333-181376), filed on June 29, 2012, and incorporated herein by reference).

5.1	Opinion of Cahill Gordon & Reindel LLP (filed herewith).

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).

23.2	Consent of Cahill Gordon & Reindel LLP (included in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included in signature page of this Registration Statement).

99.1
2022 Omnibus Equity Incentive Plan and Form of Award Agreements (previously filed as Annex A to the Company’s Definitive Proxy Statement on Schedule 14A, as amended (File No. 001-35669), filed on April 21, 2022, and incorporated herein by reference).

107	Filing Fee Table (filed herewith).